Exhibit 5.1

GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.

August 6, 2008

Elbit Imaging Ltd.
2 Weitzman Street
Tel-Aviv, 64239

Ladies and Gentlemen:

        We have acted as counsel to Elbit Imaging Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 897,549 of the Company’s ordinary shares, par value NIS 1.0 per share, issuable upon exercise of options (the “Options”) that either have been, or may after the date hereof be, granted by the Company under its 2006 Employees and Officers Incentive Plan – Capital Gain Tax Track (the “Incentive Plan”).

        The Registration Statement includes a reoffer prospectus pursuant to which ordinary shares are registered for resale by the selling shareholders listed in the reoffer prospectus. The reoffer prospectus also relates to ordinary shares originally included in a reoffer prospectus filed with the earlier registration statement relating to the Incentive Plan and to the Mordechay Zisser Option Grant Agreement.

        In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Articles of Association, (ii) the Incentive Plan and (iii) resolutions of the Company’s Audit Committee, Board of Directors and shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

        On the basis of the foregoing, we are of the opinion that the 897,549 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Incentive Plan and the Options, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

        Very truly yours,

        /s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

        Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.